Exhibit 10.7

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2015 by and between SunEdison, Inc., a Delaware corporation (“SunEdison”), and TerraForm Global, LLC, a Delaware limited liability company (“Global LLC”). SunEdison and Global LLC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, SunEdison is a clean energy project developer and has the intention for Global LLC to, among other things, serve as a vehicle for owning, operating and acquiring certain contracted assets from its project pipeline;

WHEREAS, Global LLC expects to increase its cash available for distribution and dividend per share by acquiring additional assets, including assets to be acquired from SunEdison; and

WHEREAS, SunEdison desires to grant to Global LLC a call right to acquire the Call Right Assets, as more fully set forth in Article II, and a right of first offer to acquire the ROFO Assets, as more fully set forth in Article III, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SunEdison and Global LLC hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, the term “control” and its derivations means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority and quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Approved Country” means any of China, Thailand, Malaysia, Philippines, Indonesia, India, Sub-Saharan Africa (including South Africa), South America (excluding Chile), Central America (excluding Mexico), and the Caribbean (excluding Puerto Rico) and any other country as the Parties may mutually agree.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York, NY are authorized or required by Applicable Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“CAFD” means net cash provided by (used in) operating activities with respect to a particular project pertaining to a Call Right Asset, calculated in accordance with generally accepted accounting principles in the United States (i) plus or minus changes in assets and liabilities as reflected (or to be reflected) on Global Inc’s statements of cash flows, (ii) minus deposits into (or plus withdrawals from) restricted cash accounts required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (iii) minus cash distributions paid to non-controlling interests, if any, (iv) minus scheduled project-level and other debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during a period, (v) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period and (vi) plus or minus operating items as necessary to present the cash flows Global LLC deems representative of its core business operations with respect to the relevant Call Right Asset, with the approval of Global Inc.’s audit committee.

“CAFD Commitment” has the meaning set forth in Section 2.2(a).

“Call Right” has the meaning set forth in Section 2.3(a).

“Call Right Asset” means, at any time of determination, each project identified on Exhibit A, but only for so long as such project is listed on Exhibit A, as Exhibit A is modified from time to time in accordance with this Agreement.

“Call Right Notice” has the meaning set forth in Section 2.4(a).

“Call Right Period” means, (a) with respect to each Call Right Asset that has not reached its Commercial Operations Date, the period beginning on the date such project is first listed on Exhibit A and ending thirty (30) days prior to the Commercial Operations Date of such Call Right Asset, unless otherwise mutually agreed by the Parties; or (b) with respect to each Call Right Asset that has reached its Commercial Operations Date, twelve (12) months from the date such project is first listed on Exhibit A, unless otherwise mutually agreed by the Parties; provided in each case (a) and (b), that if a Call Right Notice is provided during the Call Right Period for any particular Call Right Asset, the Call Right Period with respect to such Call Right Asset shall be extended to (and including) the date the transfer of such Call Right Asset is consummated (or earlier terminated), in accordance with Article II.

“Call Right Price” has the meaning set forth in Section 2.3(b).

“Commercial Operations Date” means the date on which a project becomes commercially operational.

“Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the managing member of B) or by virtue of beneficial ownership of or control over a majority of the voting or economic interests in B; and, for certainty and without limitation, if A owns or has control over shares to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning.

“Effective Date” means the IPO Date.

“Estimated CAFD” has the meaning set forth in Section 2.2(a).

“Fair Market Value” means the price at which a particular Call Right Asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts.

“Final Call Right Notice” has the meaning set forth in Section 2.4(b).

“Global Inc.” means TerraForm Global, Inc., a Delaware corporation.

“Governing Instruments” means (i) the certificate of incorporation and bylaws in the case of a corporation, (ii) the articles of formation and operating agreement in the case of a limited liability company (iii) the partnership agreement in the case of a partnership, and (iv) any other similar governing document under which an entity was organized, formed or created and/or operates.

“Governmental Authority” means any federal, state or local government or political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Independent Committee” means a committee of the board of directors (or equivalent body) of Global Inc, established in accordance with Global Inc.’s Governing Instruments, made up of directors that are “independent” of SunEdison and its Affiliates. For purposes of this definition, “independent” means a person who satisfies the independence requirements of the rules and regulations of the applicable stock exchange, the U.S. Securities and Exchange Commission and Global Inc.’s Governing Instruments. The Independent Committee shall initially be Global Inc.’s Corporate Governance and Conflicts Committee.

“Interest Payment Agreement” means the Interest Payment Agreement dated on or about the date hereof by and among TerraForm Global, LLC, TerraForm Global Operating, LLC, SunEdison and SunEdison Holdings Corporation.

“IPO Date” means the date that Global Inc. consummates its initial public offering of common stock.

“Losses” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any consequential, punitive and any other form of special damages), loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Person, as a result of the act, omission or occurrence in question.

“Negotiation Period” has the meaning set forth in Section 3.2.

“Notice” has the meaning set forth in Section 7.1(a).

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Power Purchase Agreement” means an agreement with a credit-worthy party to acquire the electricity from such power plant on a long-term basis.

“Required Securities Disclosure” has the meaning set forth in Section 5.1.

“ROFO Assets” has the meaning set forth in Section 3.1.

“ROFO Termination Date” has the meaning set forth in Section 3.3.

“Roll Over” has the meaning set forth in Section 2.2(b).

“Satisfied CAFD Commitment” has the meaning set forth in Section 2.2(a).

“Second Call Right Notice” has the meaning set forth in Section 2.4(b).

“SPA” has the meaning set forth in Section 2.1(b).

“SunEdison Confidential Information” has the meaning set forth in Section 5.1.

“SunEdison Indemnitees” means SunEdison and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing, but expressly excluding from the foregoing Global LLC and its direct or indirect subsidiaries, and excluding any Call Right Asset or ROFO Asset following the acquisition thereof by Global LLC or any of its Affiliates in accordance with the terms and conditions of this Agreement.

“Term” has the meaning set forth in Section 4.1.

“Terminated Call Right Asset” has the meaning set forth in Section 2.1(b).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Advisor” means an accounting firm to be mutually agreed upon by the Parties.

“Third Party Offer” has the meaning set forth in Section 2.5.

“Transaction Notice” has the meaning set forth in Section 3.2.

“Transfer” means any direct or indirect assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition or any other like transfer or encumbering (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise); provided, that this definition shall not include any (i) merger with or into, or sale of substantially all of SunEdison’s assets to, an unaffiliated third-party, (ii) grants of security interests in or mortgages or liens in favor of a bona fide third party lender in the business of providing debt financing, or (iii) internal restructuring involving any Call Right Asset or ROFO Asset; provided further, that the terms of any such restructuring will not limit, delay or hinder the ability of Global LLC or any of its Affiliates to acquire such Call Right Asset or ROFO Asset from SunEdison in accordance with the terms of this Agreement if and when SunEdison elects to sell, transfer or otherwise dispose of such Call Right Asset or ROFO Asset to a third party.

ARTICLE II

CALL RIGHT

Section 2.1 The Call Right Assets.

(a) The Call Right Assets. SunEdison shall from time to time set forth on Exhibit A a list of Call Right Assets that are the subject of the Call Right, described below. SunEdison may add projects to the list on Exhibit A at its sole discretion, but only if such projects are (i) located in an Approved Country and (ii) the subject of a fully executed Power Purchase Agreement (or are expected to have a fully executed Power Purchase Agreement prior to the commencement of the Commercial Operations Date for such project) with a credit-worthy counterparty and such projects shall then be deemed Call Right Assets. SunEdison agrees to propose to Global LLC a list of projects to add to the Call Right Assets on Exhibit A and commercial terms related thereto in reasonable detail on a quarterly basis on or within 30 calendar days of March 31, June 30, September 30 and December 31 of each of the calendar years 2016 through 2020 or until such other time as mutually agreed by the Parties. For so long as there is a Roll Over under Section 2.2(b), SunEdison shall continue to propose to Global LLC a list of projects to add to the Call Right Assets on Exhibit A and commercial terms related thereto in reasonable detail on a quarterly basis on or within 30 calendar days before March 31, June 30, September 30 and December 31 of each year.

(b) Terminated Call Right Asset. Notwithstanding anything to the contrary in this Agreement, prior to the time the Parties enter into a definitive agreement governing the terms and conditions of the purchase and sale of a Call Right Asset (a “SPA”), SunEdison may remove any Call Right Asset from Exhibit A effective upon notice to Global LLC in the event that, in SunEdison’s reasonable discretion, a project is unlikely to be successfully completed (a “Terminated Call Right Asset”). SunEdison shall be required to replace any Terminated Call Right Asset within 90 days following the date that it provides notice to Global LLC of such Terminated Call Right Asset by adding one or more reasonably equivalent projects (taking into account such factors as the project’s expected contribution to CAFD, the location of its operations and credit rating of the counterparty) to Exhibit A and acceptable by Global LLC in its reasonable discretion.

Section 2.2 The CAFD Commitment.

(a) The CAFD Commitment. SunEdison hereby agrees that it shall offer sufficient Call Right Assets under the procedures outlined in this Agreement that will generate clean energy projects that are projected to generate an aggregate of at least $1.4 billion of CAFD during the five calendar years immediately following the IPO Date (the “CAFD Commitment”). The Parties shall work in good faith to mutually agree on the amount of CAFD a project pertaining to a Call Right Asset is expected to generate on a forward-looking 12-month basis as of the Commercial Operations Date of each project (the “Estimated CAFD”). If SunEdison and Global LLC are unable to agree on the Estimated CAFD within ninety (90) calendar days after a Call Right Asset is added to Exhibit A (or such shorter period as will still allow Global LLC to timely complete the Call Right exercise process pursuant to this Agreement), SunEdison and Global LLC shall, upon written notice from either SunEdison or Global LLC to the other, engage a Third Party Advisor to determine the Estimated CAFD. The Parties agree that once a Call Right Asset has been acquired by Global LLC, the Estimated CAFD (as such estimate may be updated from time to time pursuant to changes in the construction and financing structure of the Call Right Asset or as the Parties may otherwise mutually agree) of such Call Right Asset will be credited toward SunEdison’s satisfaction of the CAFD Commitment (the aggregate amount of CAFD that the Call Right Assets acquired by Global LLC are projected to generate during the first 12 months following each project’s respective Commercial Operations Date shall be referred to as the “Satisfied CAFD Commitment”). For the avoidance of doubt, nothing in this Agreement shall be deemed to prohibit (x) SunEdison from offering Call Right Assets that exceed the CAFD Commitment or (y) the Parties from agreeing on the Estimated CAFD for one or more Call Right Assets that exceeds the CAFD Commitment in any particular year or in the aggregate.

(b) The Roll Over. If the Satisfied CAFD Commitment for projects acquired by Global LLC during the period after the IPO Date and prior to the end of the fifth (5th) calendar year immediately following the IPO Date is less than $1.4 billion, then, to the extent of any such shortfall, SunEdison hereby agrees that it shall continue to offer sufficient Call Right Assets (including, if applicable, in 2020 and subsequent years) until the Satisfied CAFD Commitment satisfies the CAFD Commitment (such period of time referred to as the “Roll Over”).

Section 2.3 Option to Purchase the Call Right Assets.

(a) The Call Right. Subject to Section 2.1(b), SunEdison hereby grants to Global LLC the right and option, on the terms and subject to the conditions set forth in this Agreement, to purchase some or all of the Call Right Assets, exercisable by Global LLC in its sole discretion at any time during the Call Right Period (the “Call Right”). SunEdison will take all actions reasonably necessary to cause the Call Right to be exercisable in accordance with this Article II, including by taking any actions necessary to facilitate and enforce such exercise and to consummate the transactions contemplated by this Article II.

(b) The Call Right Price. The Parties shall work in good faith to mutually agree on the Fair Market Value of each Call Right Asset (the “Call Right Price”) within a reasonable time after the date SunEdison adds a Call Right Asset to Exhibit A. If SunEdison and

Global LLC are unable to agree on the Call Right Price within ninety (90) calendar days after a Call Right Asset is added to Exhibit A, SunEdison and Global LLC shall, upon written notice from either SunEdison or Global LLC to the other, engage a Third Party Advisor to determine the Call Right Price. If Global LLC exercises a Call Right for a particular Call Right Asset, Global LLC agrees that it shall pay for such Call Right Asset in cash, unless otherwise mutually agreed by the Parties, an amount equal to the Call Right Price.

Section 2.4 Exercise of a Call Right. With respect to any Call Right Asset:

(a) At any time during the Call Right Period, Global LLC may provide written notice to SunEdison of its exercise of the Call Right (a “Call Right Notice”), which notice shall identify the particular Call Right Asset. Following any valid delivery of a Call Right Notice, SunEdison and Global LLC shall negotiate in good faith to agree on any other material economic terms not included in Exhibit A and to enter into a SPA for the Call Right Asset subject of the Call Right Notice. If SunEdison and Global LLC are unable to agree on such other terms and conditions of a SPA within thirty (30) calendar days of delivery of a Call Right Notice, SunEdison and Global LLC shall, upon written notice from either SunEdison or Global LLC to the other, engage Third Party Advisor to determine the material economic terms on which SunEdison and Global LLC are unable to agree so that such material economic terms reflect common practice in the relevant market.

(b) Upon receipt of the Third Party Advisor’s final determination, Global LLC will have the option, but not the obligation, to purchase the applicable Call Right Asset on the economic terms determined by the Third Party Advisor or as otherwise mutually agreed by the Parties, exercisable by delivery of written notice to SunEdison within ten (10) Business Days of such determination (a “Second Call Right Notice”). The “Final Call Right Notice” means a Call Right Notice; provided that if Global LLC delivers a Second Call Right Notice, then the term “Final Call Right Notice” means the Second Call Right Notice.

(c) If Global LLC delivers a Final Call Right Notice before the end of the Call Right Period, SunEdison shall be obligated to sell the applicable Call Right Asset to Global LLC, and Global LLC shall be obligated to purchase the applicable Call Right Asset from SunEdison on the economic terms set forth in Exhibit A or as otherwise mutually agreed by the Parties or provided by the Third Party Advisor, on or after the Commercial Operations Date (or, in the case of any Call Right Asset that previously achieved COD, within 120 days of the Final Call Right Notice) or on any other such date as the Parties may mutually agree. If the closing of such transaction shall not have been consummated within 120 days following Global LLC’s delivery of a Final Call Right Notice, either SunEdison or Global LLC shall be entitled to terminate any obligation to sell or purchase, as applicable, the Call Right Asset under this Article II and the related SPA, and upon such termination neither SunEdison nor Global LLC shall have any obligation to sell or purchase the Call Right Asset pursuant thereto; provided that if a Party’s breach of this Article II or the related SPA has resulted in the failure of the closing to occur by such date, such Party shall not be entitled to so terminate its obligation to sell or purchase, as applicable, the Call Right Asset under this Article II or the related SPA.

(d) If Global LLC does not deliver a Final Call Right Notice before the end of the Call Right Period, SunEdison may offer to sell the applicable Call Right Asset to any other Third Party, and Global LLC shall be deemed to have waived any right to purchase such Call Right Asset.

(e) Subject to Section 2.5, SunEdison shall not make any Transfers with respect to any of the Call Right Assets from the date hereof through the later of (i) the termination of the Call Right Period and (ii) the termination of any SPA entered into pursuant to Section 2.4(b) prior to the expiration of the Call Right Period.

Section 2.5 Right of First Refusal. If SunEdison receives a bona fide offer from a Third Party to purchase a Call Right Asset before Global LLC delivers a Final Call Right Notice in accordance with the terms of Section 2.4 (a “Third Party Offer”), SunEdison shall provide notice to Global LLC of the terms of such Third Party Offer in reasonable detail, and Global LLC shall have the right, but not the obligation, to purchase such Call Right Asset on substantially similar terms (but at a price no less than specified in the Third Party Offer) by notifying SunEdison within twenty (20) Business Days of receiving the notice of such Third Party Offer. If within such twenty (20) Business Day period, Global LLC provides such notice to SunEdison, such notice shall be treated as a Call Right Notice under Section 2.4. If within such twenty (20) Business Day period, Global LLC does not provide such notice to SunEdison, SunEdison may offer to sell the applicable Call Right Asset to any other Third Party on terms no more favorable to the Third Party than those set forth in the Third Party Offer and offered to Global, and Global LLC shall be deemed to have waived any right to purchase such Call Right Asset, and such Call Right Asset shall not be counted toward the Satisfied CAFD Commitment.

Section 2.6 Marketing Standstill. Notwithstanding anything in this Agreement, including Section 2.5, prior to satisfaction of the CAFD Commitment, SunEdison may not market, negotiate, accept an offer or sell any Call Right Asset to any Third Party unless and until Global LLC delivers a notice that it is forfeiting its Call Right with respect to such Call Right Asset.

Section 2.7 Third Party Advisor. If the Parties engage a Third Party Advisor under the terms of this Agreement, the Third Party Advisor shall be provided with access to all information prepared by or on behalf of SunEdison and Global LLC with respect to the applicable Call Right Asset reasonably requested by the Third Party Advisor. The Third Party Advisor will determine the Estimated CAFD, Call Right Price or other material economic terms on which SunEdison and Global LLC are unable to agree, as applicable, depending on the purpose for which the Parties have engaged the Third Party Advisor, within thirty (30) calendar days of its engagement or, to the extent reasonably feasible, such shorter period as will still allow Global LLC to timely complete the Call Right exercise process pursuant to this Agreement. Each of SunEdison and Global LLC will pay fifty percent (50%) of the fees and expenses of such Third Party Advisor engaged by SunEdison and Global LLC; provided that if Global LLC does not agree to purchase the Call Right Asset under the terms of this Agreement, Global LLC shall be responsible for one hundred percent (100%) of such fees and expenses.

ARTICLE III

RIGHT OF FIRST OFFER

Section 3.1 ROFO Assets. During the Term, SunEdison hereby grants to Global LLC and its Affiliates a right of first offer on any proposed Transfer of any project developed by SunEdison located in an Approved Country other than the projects pertaining to the Call Right Assets (each individually a “ROFO Asset” and collectively, the “ROFO Assets”). SunEdison is not obligated to sell a ROFO Asset. For the avoidance of doubt, the obligations in this Article III shall remain in effect throughout the Term regardless of whether SunEdison has satisfied the CAFD Commitment. SunEdison agrees to not offer any ROFO Assets located in an Approved Country to TerraForm Power, Inc., a Delaware company.

Section 3.2 Notice of Transaction Related to ROFO Assets and Negotiation of Definitive Terms for Transaction. SunEdison agrees to deliver a written notice to Global LLC no later than thirty (30) calendar days prior to engaging in any negotiation regarding any proposed Transfer of any ROFO Asset (or any portion thereof), setting forth in reasonable detail the material terms and conditions of the proposed transaction (such notice, a “Transaction Notice”). If SunEdison delivers any Transaction Notice to Global, then SunEdison and Global LLC shall enter non-binding discussions and negotiate in good faith to attempt to agree on definitive terms acceptable to both Parties, in their sole and absolute discretion, for the Transfer of the applicable ROFO Asset to Global LLC or any of its Affiliates. If, within thirty (30) calendar days after the delivery of such Transaction Notice (the “Negotiation Period”), the Parties have not agreed to definitive terms for the Transfer of such ROFO Asset to Global, SunEdison will be able to Transfer such ROFO Asset to a Third Party.

ARTICLE IV

TERM; TERMINATION RIGHTS

Section 4.1 Term. Unless earlier terminated in accordance with this Article IV, the term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in effect until 5:00 p.m. New York City time on the sixth (6th) anniversary of the Effective Date, at which time this Agreement shall terminate and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.

Section 4.2 Termination Rights. SunEdison or Global, as the case may be, shall have the right to terminate this Agreement, with written notice to the other Party, if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or under any transaction agreement entered into by the Parties in connection with any of the Call Right Assets or the ROFO Assets, and such breach or default is continuing for thirty (30) days after the breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.

Section 4.3 No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, other than with respect to a breach or default in the performance of a Party’s indemnification obligations under Article V, no party hereto shall be liable to any other Person, either in contract or in tort, for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, or income or profits, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party.

ARTICLE V

CONFIDENTIALITY

Section 5.1 SunEdison Confidential Information. Global LLC shall keep confidential and not make any public announcement or disclose to any Person any terms of any other documents, materials, data or other information with respect to any ROFO Asset which is not generally known to the public (the “SunEdison Confidential Information”); provided, that SunEdison Confidential Information shall not include (a) the terms and conditions of this Agreement or (b) information that becomes available to Global LLC on a non-confidential basis from a source other than SunEdison, its Affiliates or their directors, officers or employees, provided, that, to Global’s knowledge, such source was not prohibited from disclosing such information to Global LLC by any legal, contractual or fiduciary duty. Notwithstanding the foregoing, Global LLC shall be permitted to (A) disclose any SunEdison Confidential Information to the extent required by court order or under Applicable Law, (B) make a public announcement regarding such matters (1) as agreed to in writing by SunEdison or (2) as required by the provisions of any securities laws or the requirements of any exchange on which Global LLC securities may be listed (a “Required Securities Disclosure”), or (C) disclose any SunEdison Confidential Information to any Person on a “need- to-know” basis, such as its shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants or lenders; provided, however, that, other than in connection with a Required Securities Disclosure, Global LLC shall (y) advise such Person of the confidential nature of such SunEdison Confidential Information, and (z) cause such Person to be bound by obligations of confidentiality that are no less stringent than the obligations set forth herein. Global LLC shall indemnify and hold harmless the SunEdison Indemnitees for any Losses incurred by any of the SunEdison Indemnitees for a breach or default of Global LLC’s obligations under this Section 5.1. This Section 5.1 shall survive the termination of this Agreement for twelve months following the Effective Date.

ARTICLE VI

INDEPENDENT COMMITTEE

Section 6.1 Independent Committee. For as long as SunEdison Controls Global LLC, any material action by Global LLC hereunder, including any termination or amendment of this Agreement, the exercise or waiver of any of Global LLC’s material rights hereunder and the material terms and conditions of any SPA shall require the prior approval of the Independent Committee.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Notices.

(a) Method of Delivery. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) by facsimile transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the other Party to this Agreement at the following address or facsimile number (or to such other address or facsimile number as SunEdison or Global LLC may designate from time to time pursuant to this Section 7.1):

If to SunEdison:

SunEdison, Inc.

13736 Riverport Drive

Maryland Heights, Missouri 63043

Attn: General Counsel

Facsimile: (866) 773-0791

If to Global LLC:

TerraForm Global, LLC

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

Attn: General Counsel

Facsimile: (240) 762-7900

(b) Receipt of Notices. All Notices sent by SunEdison or Global LLC under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to this Section 7.1).

(c) Change of Address. SunEdison and Global LLC and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 7.1 by providing a Notice of such change in address and/or facsimile as required under this Section 7.1.

Section 7.2 Time is of the Essence. Time is of the essence of this Agreement; provided, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 7.3 Assignment. Neither Party shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion.

Section 7.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of SunEdison and Global LLC and their respective successors and permitted assigns (which include Global’s Affiliates).

Section 7.5 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns (including Global’s Affiliates), and (ii) the SunEdison Indemnitees to the extent such SunEdison Indemnitees are expressly granted certain rights of indemnification in this Agreement.

Section 7.6 Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

Section 7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

Section 7.8 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

(b) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference

(c) The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

(f) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(g) The term “sole discretion” with respect to any determination to be made by a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

Section 7.9 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

Section 7.10 JURISDICTION; VENUE. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.11 WAIVER OF TRIAL BY JURY. SUNEDISON AND GLOBAL LLC HEREBY WAIVE THEIR RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

Section 7.12 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by SunEdison or Global LLC to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered.

Section 7.13 Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

Section 7.14 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between SunEdison and Global LLC on or prior to the date of this Agreement with respect to the matters contemplated in this Agreement.

Section 7.15 Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement shall be valid unless in writing and executed and delivered by SunEdison and Global LLC.

Section 7.16 Facsimile; Counterparts. SunEdison and Global LLC may deliver executed signature pages to this Agreement by facsimile transmission to the other Party, which facsimile copy shall be deemed to be an original executed signature page; provided, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, SunEdison and Global LLC each have caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives.

SUNEDISON: SUNEDISON, INC., a Delaware corporation

By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	Chief Financial Officer

GLOBAL LLC: TERRAFORM GLOBAL, LLC a Delaware limited liability company

By:	/s/ Yana Kravtsova
Name:	Yana Kravtsova
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Support Agreement]

Exhibit A

Call Right Assets

Project Name	Operating Status	Project MW	Projected Commercial Operations Date
India Project 1	Operating	199.7	Q4 14
India Project 2	Operating	18.0	Q3 12
India Project 3	Operating	16.5	Q4 07
India Project 4	Operating	8.3	Q3 07
India Project 5	Development	170.0	Q4 15
India Project 6	Operating	1.0	Q1 15
India Project 7	Development	198.0	Q3 17
India Project 8	Development	60.0	Q4 15
India Project 9	Development	60.0	Q1 16
India Project 10	Development	36.0	Q4 15
India Project 11	Development	36.0	Q4 15
India Project 12	Development	30.0	Q1 16
India Project 13	Development	30.0	Q1 16
India Project 14	Development	30.0	Q1 16
India Project 15	Development	30.0	Q1 16
India Project 16	Development	30.0	Q1 16
India Project 17	Development	12.6	Q1 16
India Project 18	Development	11.0	Q3 15
India Project 19	Development	18.0	Q4 15
India Project 20	Development	18.0	Q4 15
India Project 21	Development	7.0	Q3 15
India Project 22	Development	6.0	Q3 15
India Project 23	Development	5.0	Q3 15
India Project 24	Development	5.0	Q3 15
India Project 25	Development	1.5	Q3 15
India Project 26	Development	1.2	Q3 15
South Africa Project 1	Development	51.8	Q2 17
South Africa Project 2	Development	51.8	Q3 17
South Africa Project 3	Development	51.8	Q2 18
South Africa Project 4	Development	46.9	Q3 18
South Africa Project 5	Development	37.4	Q3 17
South Africa Project 6	Development	34.5	Q3 17
Thailand Project 1	Development	41.0	Q1 16
Thailand Project 2	Development	6.0	Q4 16
Thailand Project 3	Development	6.0	Q4 16
Thailand Project 4	Development	6.0	Q4 16
Thailand Project 5	Development	6.0	Q4 16
Thailand Project 6	Development	6.0	Q4 16
Thailand Project 7	Development	6.0	Q4 16
Thailand Project 8	Development	6.0	Q4 16
Thailand Project 9	Development	6.0	Q4 16
Thailand Project 10	Development	6.0	Q4 16
Thailand Project 11	Development	6.0	Q4 16

Project Name	Operating Status	Project MW	Projected Commercial Operations Date
Thailand Project 12	Development	6.0	Q4 16
Thailand Project 13	Development	6.0	Q4 16
Thailand Project 14	Development	6.0	Q4 16
Thailand Project 15	Development	6.0	Q4 16
Thailand Project 16	Development	6.0	Q4 16
Thailand Project 17	Development	6.0	Q4 16
Thailand Project 18	Development	6.0	Q4 16
Thailand Project 19	Development	6.0	Q4 16
Latin America Project 1	Development	80.0	Q3 16
China Project 1	Development	50.0	Q2 16
China Project 2	Development	18.0	Q4 16
Philippines Project 1	Development	22.5	Q4 15
Malaysia Project 1	Operating	2.5	Q2 14
Malaysia Project 2	Operating	1.0	Q3 14
Malaysia Project 3	Operating	1.0	Q3 14
Malaysia Project 4	Operating	0.4	Q1 14
Malaysia Project 5	Operating	0.4	Q1 14